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                                                                   EXHIBIT 10.11

                              AMENDED AND RESTATED
                        SEVERANCE COMPENSATION AGREEMENT


         AMENDED AND RESTATED SEVERANCE COMPENSATION AGREEMENT dated as of ________, 1994, between DSC COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company") and ____________________ (the "Executive").

         WHEREAS, the Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company; and

         WHEREAS, the Company has previously entered into a Severance Compensation Agreement with the Executive dated as of __, as from time to time amended (the "Prior Severance Agreement"); and

         WHEREAS, the Company's Board of Directors has determined that it is in the best interest of the Company and its stockholders to clarify and modify the Prior Severance Agreement and to enter into this Amended and Restated Severance Compensation Agreement (the "Agreement") incorporating such modifications and clarifications and replacing and superseding the Prior Severance Agreement.

         NOW, THEREFORE, this Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under certain circumstances described herein following a Change in Control of the Company (as defined herein).

1.       TERM.
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         This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of (i) the termination of Executive's employment for any reason prior to a Change in Control; and (ii) two years after the date of a Change in Control of the Company if the Executive has not terminated his employment for Good Reason (as defined herein) as of such time.

2.       CHANGE IN CONTROL.

         No compensation shall be payable under this Agreement unless and until
(a) there shall have been a Change in Control of the Company while the Executive is still an employee of the Company and (b) the Executive's employment by the Company thereafter shall have been terminated in accordance with Section 3. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the company, other than a merger or consolidation of the Company in which the holders of the Company's common stock immediately prior to the merger or consolidation (excluding holders of the Company's common stock who are also holders, directly or indirectly, of the stock of the parties (other than the Company) to the merger or similar agreement) own at least 75% of the common stock of the surviving corporation immediately after the merger or consolidation, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person [as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")], other than the trustee of any employee benefit plan sponsored by the Company), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding common stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were
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directors at the beginning of such period (or who were approved by the Board of
Directors in accordance with this clause (iv) or (v) any other event designated as a Change in Control as determined by the Board of Directors.

3.       TERMINATION FOLLOWING A CHANGE IN CONTROL.

         (a) If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive's employment with the Company by the Executive or by the Company unless such termination is as a result of (i) the Executive's death; (ii) the Executive's Disability (as defined in Section 3(b) below; (iii) the Executive's Retirement (as defined in Section 3(c) below); (iv) the Executive's termination by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive's decision to terminate employment other than for Good Reason (as defined in Section 3(e) below.

         (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after a Notice of Termination (as defined in Section 3(f) below) is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate this Agreement for "Disability". In the event of Executive's termination for Disability, Executive shall be entitled to continue to receive payment of his annual base salary, at the then current rate, for a period of two years following such termination in accordance with the ordinary payroll practices of the Company, reduced by the amount of any salary replacement payments made to Executive under a disability plan of the Company which is provided at no cost to the Executive.

         (c) Retirement. The term "Retirement" as used in this Agreement shall mean termination by the Company or the Executive of the Executive's employment based on the Executive's having reached age 65 or such other age as shall have been fixed in any arrangement established pursuant to this Agreement with the Executive's consent with respect to the Executive.
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         (d)  Cause.  The Company may terminate the Executive's employment for
Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of fraud, embezzlement or misappropriation on the part of the Executive to the extent that there is reasonable evidence that the Executive has engaged in such conduct and that such conduct would constitute an indictable crime under the laws of the United States or any political subdivision thereof.
Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of fraud, embezzlement or misappropriation as required in the second sentence of this
Section 3(d) and specifying the particulars thereof in detail.

         (e) Good Reason. The Executive may terminate the Executive's employment for Good Reason at any time following a Change in Control during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executive's express written consent):

         (i) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities or status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;
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         (ii)  a reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the greater of (a) the average percentage increase in base salary for all officers of the Company effected in the preceding 12 months; or (b) the Consumer Price Index as published by the United States Government (or, in the event such index is discontinued, any similar index published by the United States Government as designed in good faith by the Executive); provided, however, that nothing contained in Section 3(d) (ii) (a) or (b) shall be construed under any circumstances as permitting the Company to decrease the Executive's base salary;

         (iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's Employee Stock Purchase Plan, Employee Thrift Plan, DSC Communications Corporation Employee Stock Ownership Plan and life insurance, medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company, or any other plan or arrangement providing the Executive with benefits that are no less favorable, (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit or perquisite of office enjoyed by the Executive at the time of a Change in Control of the Company;

         (iv) any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company's bonus and contingent bonus arrangements, including the supplemental compensation policy of the Company, and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the
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         time of a Change in Control of the Company, or any other plans or arrangements providing him with substantially similar benefits, (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the average of the two highest of the three immediately preceding fiscal years;

         (v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company's 1979 Stock Option Plan, 1981 Stock Option Plan, 1984 Stock Option Plan, 1988 Stock Option Plan, 1993 Stock
         Option and Securities Award Plan, and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control of the Company, or any other plan or arrangement providing him with substantially similar benefits, (hereinafter referred to as "Securities Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan;

         (vi) a relocation of the Company's principal executive offices to a location outside of Plano, Texas, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company;

         (vii) any failure by the Company to provide the Executive with the number of annual paid vacation days to which the Executive is entitled for the year in which a Change in Control of the Company occurs;
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         (viii)  any material breach by the Company of any provision of this
         Agreement;

         (ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the company; or

         (x) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

         In the event the Executive terminates his employment for Good Reason hereunder, then notwithstanding that the Executive may also retire for purposes of the Benefit Plans, Incentive Plans or Securities Plans, the Executive shall be deemed to have terminated his employment for Good Reason for purposes of this Agreement.

         (f) Notice of Termination. Any termination of the Executive by the Company pursuant to Section 3(b), 3(c) or 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

         (g) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (ii) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided, however, that if within 30 days after any Notice of Termination is given to the Executive by the Company, the
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Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.       SEVERANCE COMPENSATION
         UPON TERMINATION OF EMPLOYMENT

         If the Company shall terminate the Executive's employment other than pursuant to Sections 3(b), 3(c) or 3(d) or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay in a lump sum, in cash, on the fifth day following the Date of Termination, an amount equal to three times the Executive's "base amount" [as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")] determined with respect to a base period ending on the last day of the last fiscal year prior to such Date of Termination; provided, however, that in no event shall the amount of such payment be less than three times Executive's annual base salary at the higher of the rate in effect (i) immediately prior to the Date of Termination or (ii) on the date six months prior to the Date of Termination. If the payments made pursuant to this
Section 4, when aggregated with any other payments made to Executive, would result in the imposition of an excise tax under section 4999 of the Code, the Company shall pay to the Executive, in addition to amounts otherwise payable under the provisions of this Section 4, an amount sufficient, after federal and state income taxes, to pay the excise tax so payable and all directly related interest and penalties such that the net amount to the Executive would be the same as if no excise tax had been imposed. The determination of the amount of reimbursement pursuant to the preceding sentence shall be made by the Executive in good faith, and such determination shall be conclusive and binding upon the Company.

5.       NO OBLIGATION TO MITIGATE DAMAGES;
         NO EFFECT ON OTHER CONTRACTUAL RIGHTS
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         (a)  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

         (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or agreement with or of the Company.

6.       OPTIONS.

         (a) In the event of a Change in Control of the Company, then notwithstanding the terms and conditions of any Securities Plan or other plan, agreement or arrangement, the Company agrees to accelerate, vest, and make immediately exercisable in full all unexercisable installments of all options to acquire securities of the Company and to waive any resale or other restrictions or rights of repurchase applicable to securities underlying such options, in each case which are held by the Executive on the date of such Change in Control, including without limitation any options or securities obtained by the Executive pursuant to any Securities Plan or securities obtained by the Executive pursuant to any Incentive Plan.

         (b) Any options or securities obtained by the Executive pursuant to any Securities Plan or securities obtained by the Executive pursuant to any Incentive Plan shall have a limited right of surrender allowing Executive to surrender such options or securities within the 30-day period following a Change in Control and to receive a cash payment in exchange for the surrender of such options or securities. The amount of such payment shall be equal to the sum of (i) the product of the number of securities multiplied by the greater of (x) the fair market value of the securities of the Company on the date prior to the Change in Control or (y) the per share price paid to
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shareholders in connection with such Change in Control (alternatively, the
"Securities Price") and (ii) the product of (a) the number of securities covered by options multiplied by (b) the Securities Price reduced by the exercise price. Notwithstanding the foregoing, if any such payment would result in liability under Section 16 of the Exchange Act, the right of surrender shall commence upon the earliest date it can be exercised by the Executive without liability and continue for thirty days thereafter.

7.       SUCCESSORS.

         (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason and receive the compensation provided for in Section 4 hereof. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

8.       NOTICE.
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         For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

         If to the Company:

         DSC Communications Corporation
         1000 Coit Road
         Plano, TX 75075
         Attention:  Secretary and General Counsel

         If to the Executive:

         ______________________
         c/o DSC Communications Corporation
         1000 Coit Road
         Plano, TX 75075

or to such other address as either party may have furnished to the other in writing accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.       MISCELLANEOUS.

         No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be
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governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

10.      CONFLICT IN BENEFITS.

         The provisions of this Agreement modify and supersede the provisions of the Prior Severance Agreement between the Executive and the Company. Except as otherwise provided in the preceding sentence, this Agreement is not intended to and shall not affect, limit or terminate any other agreement or arrangement between the Executive and the Company presently in effect or hereafter entered into.

11.      VALIDITY.

         The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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12.      LEGAL FEES AND EXPENSES.

         The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

13.      EFFECTIVE DATE.

         This Agreement shall become effective upon execution.

14.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        DSC COMMUNICATIONS CORPORATION



Date: ___________                       By:_______________________________
                                              James L. Donald
                                              Chairman of the Board, President
                                              and Chief Executive Officer


                                        EXECUTIVE:


Date:____________                       __________________________________

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This Severance Agreement was entered into with the following named executive officers of the Company on July 19, 1994:

Allen R. Adams
Michael R. Bernique
Gerald F. Montry
Hensley E. West